UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) August 12, 2005

Blast Energy Service, Inc.

(Exact name of registrant as specified in its charter)

California

(State or Other Jurisdiction of Incorporation)

333-64122	22-3755993
(Commission File Number)	(I.R.S. Employer Identification No.)

14550 Torrey Chase Boulevard, Suite 330 Houston, Texas	77014-1022
(Address of Principal Executive Offices)	(Zip Code)

(281) 453-2888

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On August 12, 2005, Blast Energy entered into a settlement agreement with Charles Steinberger, a former CEO of the company. The settlement involves neither admitting nor denying liability as well as the reinstatement of 900,000 stock options at a price of $0.10 per share and the creation of a Promissory Note by Blast Energy for $500,000. The Note becomes due June 30, 2007 and carries no interest. Mr. Steinberger may exercise up to 300,000 options until July 1, 2006, but if he does, we may credit the Note with the amount of the net proceeds he receives. Blast Energy also has the option to pay the Note early and, in the event that the price of our common stock trades on average greater that $2.00 per share for the 20 trading days prior to the due date, the Note will no longer be payable. Since the Company had reserved the full amount of the disputed options, this agreement will result in an approximately 700,000 reduction in the amount of shares reserved for unexercised option or warrant agreements.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1   Settlement Agreement between Blast Energy Services and Steinberger executed on August 12, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLAST ENERGY SERVICES, INC.
(Registrant)

Dated: August 17, 2005	By:	/s/ David M. Adams
David M. Adams
Chief Operating Officer

Dated: August 17, 2005	By:	/s/ John O’Keefe
John O’Keefe
Chief Financial Officer

INDEX TO EXHIBIT

Exhibit No.	Description
99.1	Settlement Agreement between Blast Energy Services and Steinberger executed on August 12, 2005